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                                                                    EXHIBIT 99.1


AOL TIME WARNER TO SELL 50% STAKE IN COMEDY CENTRAL

NEW YORK-- AOL Time Warner Inc. (NYSE:AOL) today announced that it will sell its 50% ownership stake in the Comedy Central cable network to Viacom Inc. (NYSE:VIA and VIA.B). Under their agreement, Viacom, which owns the other 50% stake in Comedy Central, will pay $1.225 billion in cash to AOL Time Warner.

Dick Parsons, AOL Time Warner's Chairman-elect and Chief Executive Officer, said: "This transaction, as well as the sale of our investment in GM Hughes earlier this year, demonstrates our commitment to the Company's previously announced debt reduction goals. Our expected strong Free Cash Flow generation and favorable prospects for future sales of other non-strategic assets give us confidence that we can and will achieve our debt reduction targets. We are very pleased to have reached this amicable agreement with Viacom, who have been great partners at Comedy Central."

The transaction is expected to close later this quarter after the appropriate regulatory reviews.


ABOUT AOL TIME WARNER
AOL Time Warner is the world's leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks, music and publishing.



CONTACT INFO:
Edward Adler (Corporate Communications)
212-484-6630

Tricia Primrose (Corporate Communications)
212-484-7450

John Martin (Investor Relations)
212-484-6579

Jim Burtson (Investor Relations)
(212) 484-8719